LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is entered into as of the 19th day of January, 2007, by and among Fortress America Acquisition Corporation, formerly known as Fortress America Acquisition Corporation, a Delaware corporation (the “Company”), and the undersigned parties identified as Stockholders on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Stockholders are either (i) parties to the Second Amended and Restated Membership Interest Purchase Agreement by and among the Company, VTC, L.L.C., Vortech, LLC, Thomas P. Rosato and Gerard J. Gallagher, dated July 31, 2006, as amended by an Amendment To The Second Amended and Restated Membership Interest Purchase Agreement dated January 16, 2007 (the “Purchase Agreement”) or (ii) acquired stock in Company as a direct result of the transactions contemplated in the Purchase Agreement;

WHEREAS, the founding stockholders of the Company (the “Founding Stockholders”), in connection with the Company’s initial public offering (the “IPO”), agreed to a “lock-up” of their shares of Common Stock until July 13, 2008, being the third anniversary of the effective date of the IPO, pursuant to the terms and conditions of that certain Stock Escrow Agreement dated as of July 13, 2005;

WHEREAS, pursuant to Section 2.2(d)(iv) of the Purchase Agreement and in consideration of the transactions contemplated by the Purchase Agreement, the Stockholders and the Company desire to enter into this Agreement to provide for the “lock-up” up of the shares of Common Stock issued to the Stockholders as Stock Consideration, including those shares that may be issued upon conversion of the Convertible Promissory Note (the “Locked- Up Common Stock”), for the period commencing on the date of this Agreement until July 13, 2008; and

WHEREAS, the capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Terms of Lock-Up. Each Stockholder agrees that, from the date of this Agreement until July 13, 2008 (the “Lock-Up Period”), he will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any Locked-Up Common Stock or any securities convertible into or exercisable or exchangeable for Locked-Up Common Stock, or warrants or other rights to purchase Locked-Up Common Stock, (ii) enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Locked-Up Common Stock or any securities convertible into or exercisable or exchangeable for Locked-Up Common Stock, or warrants or other rights to purchase Locked-Up Common Stock, whether any such transaction is to be settled by delivery of Locked-Up Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing restrictions shall not apply to any transfer (i) by gift to a member of a Stockholder’s immediate family or to a trust, the beneficiary of which is a Stockholder or a member of a Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Stockholder, (iii) pursuant to a qualified domestic relations order, or (iv) to any partner, member or affiliate of any Stockholder organized as an entity; provided, however, that such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement as to the Locked-Up Common Stock.

2. Transfer Agent Instructions. Each Stockholder hereby authorizes the Company during the Lock-Up Period to cause the Company’s transfer agent to decline transfer and/or to note stop transfer restrictions on the transfer books and records of the Company with respect any shares of Locked-Up Common Stock and any securities convertible into, exercisable for or exchangeable for Locked-Up Common Stock for which such Stockholder is the record or beneficial holder.

3. Waiver of Registration Rights. Each Stockholder hereby waives any rights to require registration of the Locked-Up Common Stock during the Lock-Up Period.

4. Assignment.  This Agreement and the rights, duties and obligations of the Stockholders may only be assigned as set forth in Section 1 of this Agreement.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Stockholder.

5 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day.  Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Fortress America Acquisition Corporation
4100 North Fairfax Drive, #1150
Arlington, Virginia 22203
Attention: Chairman

with a copy to:

Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, 14th Floor
Tysons Corner, Virginia 22182
Attn: James J. Maiwurm, Esq.; and

To a Stockholder,:

to the addresses listed on Exhibit A hereto.

6. Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8. Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

9. Modifications and Amendments.  No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

10. Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

11. Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Maryland applicable to agreements made and to be performed within the State of Maryland, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

12. Waiver of Trial by Jury.  Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of any Stockholder in the negotiation, administration, performance or enforcement hereof.

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IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FORTRESS AMERICA ACQUISITION CORPORATION
A Delaware corporation

By: /s/ Harvey L. Weiss
Name: Harvey L. Weiss
Title: Chairman

STOCKHOLDERS:

/s/ Thomas P. Rosato
Thomas P. Rosato

/s/ Gerard J. Gallagher
Gerard J. Gallagher

Evergreen Capital LLC

By: /s/ Richard Kohr, Jr.
Name: Richard Kohr, Jr.
Title: President

Exhibit A

Stockholders:

Thomas P. Rosato
11373 Liberty Street
Fulton, MD 20759

Gerard J. Gallagher
5 Tydings Road
Severna Park, MD 21146

Evergreen Capital, LLC
8808 Centre Park Drive, Suite 204
Columbia, MD 21045